Exhibit 10.1

September 22, 2016

VIA EMAIL AND COURIER

Mr. Mark A. Blinn

President and Chief Executive Officer

Flowserve Corporation

5215 N. O’Connor Boulevard

Suite 2300

Irving, TX 75039

Dear Mark:

You have indicated to the Board of Directors (the “Board”) of Flowserve Corporation (“Flowserve” or the “Company”) that you intend to retire at the end of March 2017. On behalf of the Board, I want to thank you for your many years of service and dedication to the Company and wish you all the best in your retirement.

To ensure an orderly leadership transition, this letter agreement (this “Letter Agreement”) sets forth our mutual understanding regarding your upcoming retirement, related resignation from your positions of President and Chief Executive Officer (“CEO”) and as a member of the Board, and the leadership transition process we discussed.

1. Resignation and Retirement Date. You will continue to serve as President and CEO and Director of the Company until the earlier of (a) the date designated in writing by the Board following its selection of your successor as President and CEO or (b) March 31, 2017 (the earlier of these dates is referred to as the “Resignation Date”). You agree to resign, effective as of the Resignation Date, as President and CEO and Director of the Company, and from all other positions held with the Company or its affiliates, and to sign any such documents as reasonably requested by the Board to effect such resignations. If the Resignation Date is earlier than March 31, 2017, you will continue to be employed by the Company as a non-officer Special Advisor until your retirement date of March 31, 2017 (the “Retirement Date”) to assist your successor with a smooth transition of leadership. The Board may elect, by delivering written notice to you, to extend the Retirement Date and/or the Resignation Date after March 31, 2017 for a

Mr. Mark A. Blinn

September 22, 2016

period not to exceed 90 days to ensure leadership continuity and a smooth transition with your successor. Notwithstanding the foregoing, for avoidance of doubt, the Retirement Date and your voluntary separation from employment will not occur before you attain the age of 55 and, through the Retirement Date, you shall be deemed to have a title and position sufficient to qualify you for continued participation in the equity, retirement and other plans and arrangements and award grants and agreements in which you currently participate. You acknowledge that, following the Resignation Date, you will have no authority to act on behalf of, or to bind, the Company. This Letter Agreement does not limit the ability of the Company to terminate your employment for Cause at any time, in which case “Retirement Date” will mean the date of such termination. For purposes of this Letter Agreement, “Cause” means (i) your material breach or violation of this Letter Agreement, (ii) a conviction of a felony or a plea of guilty or nolo contendre to a felony or (iii) your willful engagement in gross misconduct which is injurious to the Company.

2. Employment During Transition Period. The period from the date of this Letter Agreement through the Retirement Date will be referred to herein as the “Transition Period.” During the Transition Period, you will continue to perform your duties and responsibilities for the Company and comply with all codes of conduct, rules, policies and procedures of the Company then in effect. You also agree to assist the Company in its search for a new President and CEO, and to cooperate in effectuating a smooth transition of your duties and responsibilities to a new President and CEO or such other personnel as may be designated by the Company, in each case subject to and in accordance with the directions of the Board or new President and CEO.

3. Compensation and Benefits. In recognition of your many contributions to the Company and assistance with the transition, you will be entitled to the compensation and benefits described in this Section. During the Transition Period, you will continue to be paid on the Company’s regular payroll dates for salaried personnel at your current rate of base salary, less applicable payroll withholdings and deductions, and you will continue to participate in the Company’s and its affiliates’ benefit plans and arrangements, including equity plans and fringe benefits, in which you currently participate, subject to the eligibility requirements, terms and conditions of each plan or arrangement then in effect, and such plans and arrangements are incorporated by reference herein; provided, however, you agree that you will not be eligible for any additional equity awards or grants during the Company’s 2017 fiscal year.

Your outstanding equity awards will be treated in accordance with the terms of the applicable plans and award agreements pursuant to which they were granted, as amended as of the date hereof, and such plans and award agreements are incorporated by reference herein. The Board has approved modifications to the vesting terms of performance shares and time-vesting restricted stock granted to you in 2015. As a result of these modifications, unless you are terminated for Cause, (a) performance shares granted to

Mr. Mark A. Blinn

September 22, 2016

you in calendar year 2015 will continue to vest over the original vesting period following the Retirement Date and in accordance with the terms of the applicable plans and award agreements pursuant to which they were granted, as amended as of the date hereof, and (b) restricted stock granted to you in calendar year 2015 that would otherwise vest solely based on the passage of time will vest in full upon the Retirement Date.

You will remain eligible to receive your 2016 bonus award under the Company’s Annual Incentive Plan (“AIP”), and a portion of your 2017 AIP bonus award (pro-rated based on your Retirement Date), which shall be payable if the Company achieves the approved performance metrics for each performance period in accordance with the AIP, which is incorporated by reference herein. Your 2016 and 2017 AIP bonus awards, if earned, will be paid around the same time AIP bonus awards are paid to other participants in the Plan.

Within 20 business days of the Retirement Date (or any shorter period of time that may be required by law), you will be paid for any accrued but unpaid base salary and accrued, unused vacation through the Retirement Date.

Except as otherwise provided herein, all benefits under the Company’s or its affiliates’ employee benefit plans and arrangements shall terminate effective as of the Retirement Date, with the exception of any benefits under such plans or arrangements that by their plan terms or by the terms of this letter agreement continue to apply to you following your retirement, including, without limitation, the Flowserve Retiree Health Benefit Plan.

For the avoidance of doubt, you acknowledge and agree that during the Transition Period and after your Retirement Date you will continue to be subject to the Company’s Recoupment of Incentive Compensation Policy in accordance with its terms which is incorporated by reference herein. You also acknowledge and agree that, because you are voluntarily retiring, you are not eligible for and shall have no right to receive any severance benefits under the Company’s Officer Severance Plan or any other severance plan, arrangement or agreement of the Company .

You will retain any rights you may have under the federal Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or any similar state law, to elect continuation of certain healthcare coverage after separation from employment.

4. Cooperation. After your Retirement Date, and at no cost to you, you agree to continue to be available to answer questions regarding your work at the Company including, but not limited to, testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to the Company in connection with any investigation, claim or suit, and cooperating with the Company regarding any litigation, claims or other disputed items involving the Company that relate

Mr. Mark A. Blinn

September 22, 2016

to matters within your knowledge or responsibility during your employment. Without limiting the generality of the foregoing, you agree (a) to meet with the Company’s representatives or other designees at reasonable times and places with respect to any items within the scope of this provision; (b) to provide truthful testimony regarding same to any court, agency or other adjudicatory body; (c) to provide the Company immediate notice of contact or subpoena by any adverse party, other than any governmental agency, regulatory authority or self-regulatory organization; and (d) to not voluntarily assist any non-governmental (or non-regulatory or self-regulatory organization) adverse party or such party’s representatives. The Company acknowledges that your current rights to indemnification and D&O insurance will continue to be available to you following the Retirement Date pursuant to contract, law or the Company’s governing documents in accordance with the terms thereof.

5. Return of Flowserve Property. You agree that on or before your Retirement Date (or such earlier date as may be requested by the Board) to return all Flowserve equipment and property in your possession or control, including but not limited to, computing devices, software, computer access codes, cell phones, smart phones, company credit cards, keys, access cards, and all original and copies of notes, documents, files, data or programs stored electronically or otherwise, that relate or refer to Flowserve or its customers, employees, vendors, or other third parties performing services for Flowserve, financial statements or sales.

6. Restrictive Covenants. You agree to the Restrictive Covenants Addendum attached hereto as Appendix A, which is hereby incorporated and made a part hereof, and all references to this Letter Agreement shall include the Restrictive Covenants Addendum. You acknowledge and agree that the Restrictive Covenants Addendum does and shall survive the termination of your employment with the Company as set forth therein. You further acknowledge and affirm that the provisions and covenants in the Restrictive Covenants Addendum are reasonable and necessary to protect the Company’s and its affiliates’ legitimate interests and that you have received adequate consideration in exchange for agreeing to those covenants.

7. Entire Agreement; Modifications. This Letter Agreement, along with any documents incorporated herein by reference, including the Restrictive Covenants Addendum, is the entire agreement between you and the Company. No agreements, representations or promises of any kind whatsoever, whether express or implied in law or fact, have been made by either party to this Letter Agreement, except as specifically set forth in this Letter Agreement. This Letter Agreement supersedes any and all prior and contemporaneous agreements, term sheets, negotiations and understandings, whether written or oral, pertaining to the subject matter hereof. No modification, amendment or waiver of any of the provisions contained in this Letter Agreement, or any future representations, promise or condition in connection with the subject matter of this Letter

Mr. Mark A. Blinn

September 22, 2016

Agreement, shall be binding upon any party to this Letter Agreement unless made in writing and signed by such party. In the case of the Company, any such writing shall bind the Company only if signed by the Non-Executive Chairman of the Board.

8. Partial Invalidity. In the event any court of competent jurisdiction holds any provision of this Letter Agreement to be invalid or unenforceable, such invalid or unenforceable portion(s) shall be fully severable and be limited or excluded from this Letter Agreement to the minimum extent required, and the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

9. Controlling Law. Any dispute in the meaning, effect or validity of this Letter Agreement shall be resolved in accordance with the laws of Texas. This Letter Agreement shall be administered and governed by the laws of Texas, without regard to its conflict of laws provisions. Venue of any litigation arising from this Letter Agreement shall be in a federal or state court of competent jurisdiction in Dallas County, Texas.

If this Letter Agreement accurately reflects the agreements reached between you and the Company, please confirm your agreement by signing the original letter in the space provided below and return it to the Company along with the Restrictive Covenants Addendum. A copy of this Letter Agreement is enclosed for your records. On behalf of the Board, I look forward to a smooth transition.

[Signature Page Follows]

Yours very truly,

FLOWSERVE CORPORATION

By:	/s/ William C. Rusnack
Name: William C. Rusnack
Title: Non-Executive Chairman of the Board

Acknowledged and Agreed as of September 22, 2016:

/s/ Mark. A. Blinn
Mark A. Blinn

Enclosure (Restrictive Covenants Addendum)

[Signature Page to Letter Agreement]

Appendix A

RESTRICTIVE COVENANTS ADDENDUM

This Restrictive Covenants Addendum (this “Addendum”) is incorporated into and a part of that certain letter agreement (the “Letter Agreement”), dated September 22, 2016 (the “Effective Date”), between Flowserve Corporation, a New York corporation (collectively with its subsidiaries, the “Company”), and Mark A. Blinn (“Executive”). Terms capitalized but not otherwise defined in this Addendum shall have the meanings given to them in the Letter Agreement.

1.	The Company’s Promise to Provide Confidential Information and Executive’s Non-Disclosure Agreement.

(a) Confidential Information. Executive acknowledges that the Company has provided him with significant and valuable Confidential Information (defined below). Upon Executive’s execution of the Letter Agreement, and continuing on an ongoing basis during the Transition Period, the Company agrees to provide Executive with new Confidential Information (defined below) to which Executive has not previously had access. For purposes of this Addendum, “Confidential Information” includes any trade secrets or confidential or proprietary information of the Company, including, but not limited to, the following:

(i) information concerning customers, clients, marketing, business and operational methods of the Company and its customers or clients, contracts, financial or other data, technical data, e-mail and other correspondence or any other confidential or proprietary information possessed, owned or used by the Company;

(ii) business records, product construction, product specifications, financial information, audit processes, pricing, business strategies, marketing and promotional practices (including internet-related marketing) and management methods and information;

(iii) financial data, strategies, systems, research, plans, reports, recommendations and conclusions;

(iv) names, arrangements with, or other information relating to, any of the Company’s customers, clients, suppliers, financiers, owners, representatives and other persons who have business relationships with the Company or who are prospects for business relationships with the Company; and

(v) any non-public matter or thing obtained or ascertained by Executive through Executive’s association with the Company, the use or disclosure of which may reasonably be construed to be contrary to the best interests of any the Company.

(b) Non-Disclosure. In exchange for the Company’s promise to provide Executive with Confidential Information, Executive shall not, during the Transition Period or at any time thereafter, disclose, publish or use for any purpose any Confidential Information, except as: (i) required in the ordinary course of the Company’s business or Executive’s work for the Company; (ii) required by law; or (iii) directed and authorized in writing by the Company. Upon the Retirement Date, Executive shall immediately return and deliver to the Company any and all Confidential Information, computers, hard-drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, which belong to the Company or relate to the Company’s business and which are in

Executive’s possession, custody or control, whether prepared by Executive or others. If at any time after the Retirement Date, for any reason, Executive determines that Executive has any Confidential Information in Executive’s possession or control, Executive shall immediately return to the Company, or at the Company’s request destroy, all such Confidential Information in Executive’s possession or control, including all copies and portions thereof.

(c) Survival of Executive’s Obligations. Executive understands and agrees that the obligations under this Section 1 shall survive the Retirement Date. Executive further understands and agrees that the obligations under this Section 1 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which Executive may have to the Company under general legal or equitable principles, or other policies implemented by the Company.

(d) Defend Trade Secrets Act Notice. Notwithstanding any other provision herein, Executive understands and acknowledges that, pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), Executive shall not be held criminally or civilly liable under any federal or State trade secret law for the disclosure of a trade secret that is made (A) (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Addendum is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.

2.	Executive’s Non-Competition, Non-Solicitation and Non-Recruitment Covenants.

(a) The Restrictive Covenants. In Section 1, the Company promised to provide Executive with new and on-going Confidential Information in addition to the significant and valuable Confidential Information previously provided to Executive. Executive recognizes and agrees that: (i) the Company has devoted a considerable amount of time, effort and expense to develop its Confidential Information and business goodwill; (ii) the Confidential Information and the Company’s business goodwill are valuable assets to the Company; and (iii) any unauthorized use or disclosure of the Company’s Confidential Information would cause irreparable harm to the Company, including damage to the Company’s business goodwill, for which there is no adequate remedy at law. For these reasons, Executive agrees that, to protect the Company’s Confidential Information and business goodwill, it is necessary to enter into the following restrictive covenants:

Executive, whether individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, employee, lender, investor, volunteer, director or officer of any corporation or association or in any other manner or capacity whatsoever, agrees that during Executive’s employment by the Company and for a period of one (1) year following the date on which Executive’s employment ceases (for whatever reason) (the “Non-Competition Period”), Executive shall not, whether directly or indirectly, without the express prior written consent of the Company:

(i) Non-Competition. Become employed by, advise, perform services, establish, have any ownership interest in, invest in or otherwise engage in any capacity with a Competing Business in the Restricted Area. For purposes of this Addendum, “Competing Business” means any entity or business that is in the business of providing flow management products and/or related repair and replacement services. Because the scope and nature of the Company’s business is international in scope and Executive’s job duties are international in scope, the “Restricted Area” is worldwide. Nothing in this

Section 2(a)(i) shall prohibit Executive’s direct or indirect ownership of securities of any business traded on any national securities exchange or an inter-dealer quotation system, on condition that: Executive does not, directly or indirectly, own three percent (3%) or more of any class of securities of such business; such ownership is for investment purposes only; and Executive does not have the right, and is not a member of a group that has the right, through the ownership of an equity interest, voting securities or otherwise, to direct the activities of such business.

(ii) Non-Solicitation. Curtail the business of, interfere with the Company’s relationship with, solicit business from, attempt to transact business with or transact business with any customer or prospective customer of the Company with whom the Company transacted business or solicited within the twenty-four (24) months preceding the start of the Non-Competition Period, and which either: (A) Executive contacted, called on, serviced, did business with or had contact with during Executive’s employment or that Executive attempted to contact, call on, service, or do business with during Executive’s employment; (B) Executive became acquainted with or dealt with, for any reason, as a result of Executive’s employment by the Company; or (C) Executive received Confidential Information regarding during Executive’s employment with the Company. This restriction applies only to business that is in the scope of services or products provided by the Company.

(iii) Non-Recruitment. Hire, solicit for employment, induce or encourage to leave the employment of the Company, or otherwise cease their employment with the Company, on behalf of Executive or any other person or entity, any current employee of the Company or any former employee of the Company whose employment ceased no more than nine (9) months preceding the start of the Non-Competition Period.

(b) Remedies. Executive acknowledges that the restrictions contained in this Section 2, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests and business goodwill and that any violation of these restrictions would result in irreparable injury to the Company. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Addendum or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants contained in Section 1 or Section 2.

(i) Remedies and Forfeiture by Executive. If Executive breaches any restriction in Section 1 or Section 2, the Company shall be entitled to, in addition to any legal remedies available to the Company, undertake any or all of the following: (A) recover damages incurred by the Company as a result of the breach; (B) seek injunctive relief; and (C) recover its attorneys’ fees, costs and expenses incurred in such actions. Further, if the Company believes the Executive is in breach of any restriction in Section 1 or Section 2, the Company shall notify the Executive in writing of such alleged breach, and Executive shall immediately cease and desist from actions constituting or giving rise to such breach. If Executive fails to immediately cease and desist from such actions the Company may, in addition to any other legal remedies available to the Company, undertake any or all of the following: (A) require Executive to forfeit all restricted stock, performance restricted stock units and/or restricted stock units granted to Executive through Executive’s 2015 Performance Restricted Stock Unit Agreement of the Flowserve Corporation Equity and Incentive Compensation Plan and/or 2015 Restricted Stock Agreement of the Flowserve Equity and Incentive Compensation Plan (collectively, the “2015 Equity Awards”) that have not vested as of the date of such violation; (B) require Executive to immediately sell to the Company one-third of all 2015 Equity Awards that Executive still owns on the date of such violation for their fair market value, determined by the closing price of Flowserve Corporation common stock as reported by the New York Stock Exchange on the date of sale to the Company; (C) require Executive to immediately pay to the Company one-third of any gain that the Executive realized on any sale of any 2015 Equity Awards; or (D) discontinue future grants of any and all equity awards under any equity incentive plan in which Executive may participate. To the extent that the provisions of this Section 2(b)(i) are inconsistent with any of the provisions of Executive’s current or future equity award agreements (including, without limitation, grants of qualified and nonqualified stock options and restricted stock, granted prior to or after the date of this Addendum) or the terms and conditions of the Company’s incentive, bonus or equity plans, the Company and Executive agree that the provisions of this Section 2(b)(i) shall control and the provisions of any such award agreements are hereby amended by the terms of this Section 2(b)(i).

(ii) Injunctive relief and damages. Executive acknowledges and agrees that a breach of Section 1 and/or Section 2 will result in irreparable harm and continuing damage to the Company, and that money damages would be not be a sufficient remedy to the Company for any such breach or threatened breach. Therefore, Executive agrees that the Company shall be entitled to a temporary restraining order and injunctive relief restraining Executive from the commission of any breach of Section 1 or Section 2, and to recover the Company’s attorneys’ fees, costs and expenses related to any breach or threatened breach of this Addendum. Nothing contained in this Addendum shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees and costs.

(c) Tolling. If Executive violates any of the restrictions contained in this Section 2, the Non-Competition Period will be suspended and will not run in favor of Executive until such time that Executive cures the violation to the satisfaction of the Company.

(d) Notice. If Executive, in the future, seeks or is offered employment or any other position or capacity with a Competing Business, Executive agrees to inform each new employer or entity, before accepting employment, of the existence of the restrictions in Section 1 and Section 2. Further, before taking any employment position with any employer or entity during the Non-Competition Period, Executive agrees to give prior written notice to the Company of the name of such employer or entity. The Company shall be entitled to advise such employer or entity of the existence of this Addendum and the provisions of Section 1 and Section 2 and to otherwise deal with such employer or entity to ensure that the provisions of Section 1 and Section 2 are enforced and duly discharged.

3.	Non-Disparagement.

(a) Executive agrees that the Company’s goodwill and reputation are assets of great value to the Company which were obtained through great costs, time and effort. Therefore, Executive agrees that during the Transition Period and after the Retirement Date, Executive will not in any way publicly disparage, libel or defame the Company, its business or business practices, its products or services or its employees.

(b) The Company agrees that during the Transition Period and after the Retirement Date, the Company will not in any way publicly disparage, libel or defame the Executive. The Executive understands and agrees that the Company’s non-disparagement obligations under this Section 3(b) extend only to members of the Board, and only for so long as they are members of the Board.

4. Reformation. Executive and the Company agree that in the event any of the covenants contained in Section 1 or Section 2 shall be held by any court to be effective in any particular area or jurisdiction only if said covenant is modified to limit its duration or scope, then the court shall have such authority to so reform the covenant, and the parties hereto shall consider such covenant(s) and/or other provisions of Section 1 and/or Section 2 to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any such court and, as to all other jurisdictions, the covenants contained herein shall remain in full force and effect as originally written. Alternatively, at the sole option of the Company, the Company may consider such covenant(s) and/or provisions of Section 1 and/or Section 2 to be amended and modified so as to eliminate therefrom the particular area or jurisdiction as to which such covenants are so held void or otherwise unenforceable and, as to all other areas and jurisdictions covered hereunder, the covenants contained herein shall remain in full force and effect as originally written.